Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 720-726-9662 www.gatossilver.com

GATOS SILVER REPORTS SECOND QUARTER 2022 PRODUCTION RESULTS

Denver, CO — July 11, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced production results from the 70%-owned Cerro Los Gatos (“CLG”) mine for the quarter and six months ended June 30, 2022.

Production Results

CLG continues to deliver strong operational results. During the second quarter of 2022, silver production increased by 9% and lead and zinc production increased by 5% and 8%, respectively, compared to the second quarter of 2021. The increased production was primarily due to significantly higher mined ore grades, in addition to improved recoveries. Silver production increased 29% in H1 2022, compared to H1 2021. Lead and zinc production increased 16% and 26% respectively during the same period. The increase in production in H1 2022 is as a result of higher mill throughput, increased grades and higher recoveries compared to H1 2021.

CLG achieved record feed grades and record recoveries for silver, lead and zinc during the quarter. Mill throughput was 211,350 tonnes, a decrease of 8% compared to the second quarter of 2021, as a result of a temporary blasting suspension in the mine for over two weeks starting in late April. Milling operations were suspended for 11 operating days due to the blasting suspension. Excluding the suspension time, the mill averaged 2,642 tonnes per day during the quarter and averaged 2,710 tonnes per day in June supported by continued optimization efforts in the mine.

Despite the temporary mining suspension, CLG achieved record lead and zinc production during the quarter. The Company believes that CLG remains on target to achieve its annual production guidance for 2022, including the plans to achieve plant throughput levels of 2,700 tpd for the second half of 2022.

CLG comparative production highlights are summarized below:

	Three Months Ended June 30		Six Months Ended June 30
CLG Production (100% Basis)	2022	2021	2022	2021
Tonnes milled (dmt)	211,350	230,656	446,335	435,821
Tonnes milled per day (dmt)	2,323	2,535	2,466	2,408
Feed Grades
Silver (g/t)	374	322	363	296
Gold (g/t)	0.38	0.35	0.34	0.33
Lead (%)	2.79	2.51	2.49	2.28
Zinc (%)	5.03	4.41	4.56	3.87
Contained Metal
Silver ounces (millions)	2.30	2.12	4.69	3.63
Gold ounces - in lead conc. (thousands)	1.27	1.48	2.58	2.63
Lead pounds - in lead conc. (millions)	11.8	11.2	22.0	18.9
Zinc pounds - in zinc conc. (millions)	15.6	14.5	29.3	23.2
Recoveries*
Silver – in both lead and zinc concentrates	90.4%	88.6%	90.1%	87.3%
Gold - in lead concentrate	48.9%	57.5%	52.7%	56.1%
Lead - in lead concentrate	90.5%	87.6%	89.9%	86.3%
Zinc - in zinc concentrate	66.4%	64.4%	65.4%	62.4%

*Recoveries are reported for payable metals in the identified concentrate. Recoveries reported previously in 2021 were based on total metal in both concentrates.

Corporate Update

The Company continued to strengthen its executive management team during the second quarter with the previously announced appointment of a new CFO, a VP Finance and a VP Corporate Development and Business Improvement, in addition to various senior appointments at CLG including a new General Manager of Operations.

The Los Gatos Joint Venture (“LGJV”) paid its first dividend of $20 million to its partners in April 2022, and the Company expects to receive another dividend in the third quarter of 2022 given the continued strong operating performance of CLG. The LGJV had a cash balance of $40 million as of June 30, 2022.

The Company continues to advance efforts to produce an updated life-of-mine plan and update its mineral resources and mineral reserves. This update will incorporate information since the CLG mine commenced operation and will account for production mined through to June 30, 2022. The resource and reserve is being completely rebuilt from base data, including data compilation of surface drilling, underground drilling, underground mapping and production data, comprehensive data validation, structural and geological interpretation, resource estimation, reconciliation to actual production, and a new mine design including updates to operating and capital costs. As previously disclosed, the Company expects to produce a new CLG life-of-mine plan and technical report during the second half of 2022.

The Company is also evaluating the material weaknesses in its internal controls over financial reporting related to the mineral reserve reporting errors. The Company’s financial statements for the year ended December 31, 2021 and quarter ended March 31, 2022 may be affected by the ongoing analysis.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit which started producing in 2019. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Tony Scott, Vice President of Evaluations and Technical Services of Gatos Silver who is a “Qualified Person,” as defined in NI 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding CLG’s annual production guidance and future mill throughput rates, payment or timing of future dividends from the LGJV, timing of a new CLG life-of-mine plan and updated technical report and the outcomes of the Company’s evaluation of the material weaknesses in its internal controls over financial reporting are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Tiffany Osburn
Director, Financial Reporting and Corporate Communications
investors@gatossilver.com
(720) 726-9662